 Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2017 FOURTH QUARTER AND YEAR-END RESULTS

Company to host conference call on August 3, 2017, at 11:00 a.m. ET

Financial and Operational Highlights

●
Cash flows from operating activities improved $3.1 million to $0.8 million for the fiscal year ended May 31, 2017, from $(2.3) million for the nine months ended February 28, 2017.

●
Balance sheet at May 31, 2017, included cash and cash equivalents and investments of $16.2 million, up $0.4 million quarter over quarter; taxes receivable of $2.3 million, working capital of $11.2 million; no outstanding lending debt; and stockholders’ equity of $29.9 million, or approximately $1.24 per diluted share.

●
90/10 rate for FY 2017 improved to 82.6%, compared to 86.9% in FY 2016.

●
Students enrolled in 61,772 credit hours in the FY 2017 fourth quarter (spring 2017 term), a 6.5% decrease from 66,062 credit hours during the prior spring term, exceeding the 61,250 credit hour estimate previously provided by management. Enrollment by total headcount decreased 18.1% from the prior-year period, to 6,703 students as of May 31, 2017, as a result of a decrease in continuing education students who enroll in one-off courses. Excluding these students, enrollment decreased 9.4% year over year.

●
FY 2017 fourth quarter total revenue was $22.1 million, compared to $23.0 million in the prior-year period. The Company’s total academic segment revenue was $21.9 million in the FY 2017 fourth quarter, compared to $22.8 million in the prior-year period.

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FY 2017 fourth quarter net loss attributable to the Company improved to $(0.9) million, compared to $(1.0) million in the prior-year period. Excluding $1.1 million in one-time impairment charges and $0.2 million in deferred tax asset valuation allowance, the Company would have reported net income attributable to the Company of $0.4 million, versus a loss of $(0.9) million for the period.

●
FY 2017 annual revenues were $86.6 million, compared to $96.1 million in the prior year. The Company’s academic segment’s revenue was $85.4 million, compared to $95.0 million in the prior year.

●
FY 2017 annual net loss attributable to the Company was $(6.3) million, compared to $(5.3) million in the prior year; primarily as a result of lower revenues, a $1.2 million deferred tax asset valuation allowance, and $1.1 million in one-time impairment charges associated with the consolidation of campus locations; partially offset by lower SG&A expense.

●
The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2017, which was paid on July 7, 2017.

Rapid City, South Dakota, August 2, 2017 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2017 fourth quarter and audited financial results for the year ended May 31, 2017.

Management Commentary
Ronald L. Shape, Ed.D., President and Chief Executive Officer of the Company, stated, “During FY 2017, we were encouraged to see enrollment trends start to turn around as we achieved consecutive quarter-over-quarter enrollment growth through the first three quarters of the year, the first time this has happened since FY 2012. Spring credit hour enrollment surpassed both summer and fall enrollment for the first time in four years. Credit hours enrolled were essentially flat quarter over quarter and in fact surpassed the estimate we had provided during our last earnings call. We were also able to achieve an improved 90/10 rate of 82.6% in FY 2017, a significant reduction from 86.9% in FY 2016, which will allow us to shift some of our focus from attracting continuing education students to those that may wish to pursue their long-term education goals with NAU.”

National American University Holdings, Inc.	Page 2
August 2, 2017

Dr. Shape continued, “With the introduction of the NAU Tuition Advantage plan during this most recent term, we were pleased to see many students take advantage by enrolling for more courses at a lower per-credit hour price point, which had a significantly positive impact on our top line. We expect to see an increasing number of students look to benefit from this new pricing structure going forward and anticipate this trend will help boost our financial results in the coming fiscal year. In June, we were pleased to launch the College of Military Studies to allow us to better serve our military student population by addressing their particular set of needs. We believe providing this type of specialized support system will help them more quickly achieve their educational goals. In this regard, we recently announced plans to acquire the assets of Henley-Putnam University (‘H-PU’), which has been dedicated to providing education programs focused on strategic security, intelligence and counter-terrorism since 2001. We look forward to integrating H-PU’s academic programs into NAU and are pleased to be expanding our academic options into these high demand subject areas. During FY 2017, more campuses across our geographic footprint began to produce organic year-over-year enrollment growth. We believe this was partially a function of being located in markets in which other schools have closed, as well as our refocused marketing efforts and more assertive student retention initiatives. We began working with former students of Colorado Heights University and Career Point College, which both closed their doors in 2017, to provide them the opportunity to continue their education with NAU. It is our goal to provide a seamless transition for these students, and we have worked to make the prior learning assessment and credit transfer process as easy and straightforward as possible. We continue to monitor our industry for circumstances where we can leverage NAU’s strong regulatory and financial position to ensure students across our geographies have the opportunity to continue their education and achieve their goals.”

Dr. Shape concluded, ?We continued to assess our operations during FY 2017, looking for ways to better align our expenses with revenue and enrollment expectations while maintaining our commitment to our non-negotiables of academic quality and student support. In this regard, we consolidated three campus operations, which only affected students attending online courses and have made sure these changes have not impacted the level of service and support they require. We also consolidated management oversight of four campus operations whose geographic proximity allow us to maintain the level of student support while reducing staff expense. As a result of these types of cost-cutting initiatives, we were able to reduce SG&A expenses by nearly 15% in FY 2017 and will remain cognizant of our cost structure as we enter FY 2018. We believe doing so will only put us in a better position to execute on our growth strategy as we continue to navigate the changes facing the overall industry.?

Operating Review

Enrollment Update

Total NAU student enrollment for the spring 2017 term decreased 18.1% to 6,703 students from 8,185 during the prior spring term. Excluding continuing education headcount, enrollment decreased 9.4% year over year. Students enrolled in 61,772 credit hours compared to 66,062 credit hours during the prior spring term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at May 31, 2017, and May 31, 2016, by degree level and by instructional delivery method:

	May 31, 2017 (Spring ’17 Term)		May 31, 2016 (Spring ’16 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	170	2.5%	972	11.9%
Doctoral	98	1.5%	87	1.1%
Graduate	366	5.5%	324	3.9%
Undergraduate & Diploma	6,069	90.5%	6,802	83.1%

Total	6,703	100.0%	8,185	100.0%

	No. of Credits	% of Total	No. of Credits	% of Total
On-Campus	12,209	19.8%	9,409	14.3%
Online	44,191	71.5%	49,766	75.3%
Hybrid	5,372	8.7%	6,887	10.4%

Total	61,772	100.0%	66,062	100.0%

National American University Holdings, Inc.	Page 3
August 2, 2017

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: academics, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.3% of the Company’s revenue for the quarter ended May 31, 2017.

Fiscal 2017 Fourth Quarter Financial Results

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Total revenue for the FY 2017 fourth quarter was $22.1 million, compared to $23.0 million in the same period last year. Academic tuition revenue was $20.7 million, compared to $21.3 million in the prior-year period. Auxiliary (bookstore) revenue was $1.1 million for the FY 2017 fourth quarter, compared to $1.5 million in the prior-year period. This decrease in academic revenue was primarily a result of a decrease in enrollment.
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For the FY 2017 fourth quarter, educational services expense was $7.1 million, or 32.3% of total academic segment revenue, compared to $6.7 million, or 29.5%, for the FY 2016 fourth quarter. This percentage increase was a result of fixed costs on a decreasing revenue base and additional expense to launch new programs and transfer programs from closing institutions.

Educational services expense specifically relates to academics, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and support material and related academic costs.

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During the FY 2017 fourth quarter, SG&A expenses decreased to $14.4 million, or 65.1% of total revenue, from $16.7 million, or 72.6%, in the prior-year period.

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Loss before income taxes and non-controlling interest for the FY 2017 fourth quarter narrowed to $(1.2) million from $(1.6) million in the same period last year.

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Net loss attributable to the Company for the FY 2017 fourth quarter was $(0.9) million, or ($0.04) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(1.0) million, or ($0.04) per diluted share based on 24.1 million shares outstanding, in the prior-year period.

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EBITDA for the FY 2017 fourth quarter were $197,000, compared to LBITDA of $(76,000) in the prior-year period. Excluding $1.1 million in one-time impairment charges and $0.2 million in deferred tax asset valuation allowance, the Company would have reported EBITDA of $1.3 million for the period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Fiscal 2017 Financial Results

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Total revenues for FY 2017 were $86.6 million, compared to $96.1 million in FY 2016. Total academic segment revenue was $85.4 million, compared to $95.0 million in the prior fiscal year, as a result of the decrease in enrollment, which was partially offset by the new NAU Tuition Advantage plan that was approved by NAU’s board of governors in November 2016 and became effective in March 2017. The Company continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

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NAU’s educational services expense for FY 2017 increased to $27.7 million, or 32.4% of total academic segment revenue, from $26.1 million, or 27.5%, in the prior fiscal year, primarily due to $1.2 million in expenses related to hiring full-time faculty and other staff to support new academic programs and degree completion opportunities for students of Career Point College and Westwood College.

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During FY 2017, SG&A expenses decreased 14.6% to $61.6 million, or 71.2% of total revenues, compared to $72.2 million, or 75.1%, in the prior fiscal year. The decrease was driven by the Company?s cost-cutting initiatives to better align expenditures with current enrollments, as well as a $1.7 million reduction in bad debt expense.

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Loss before income taxes and non-controlling interest for FY 2017 narrowed to $(7.8) million from loss before income taxes and non-controlling interest of $(8.2) million in the prior fiscal year.

National American University Holdings, Inc.	Page 4
August 2, 2017

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Net loss attributable to the Company during FY 2017 was $(6.3) million, or $(0.26) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(5.3) million, or $(0.22) per diluted share based on 24.7 million shares outstanding, in the prior fiscal year, primarily as a result of lower revenues and a $1.2 million reduction in benefit from income taxes, which the Company previously announced in its FY 2017 third quarter earnings release.

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LBITDA for FY 2017 were $(1.9) million, compared to $(1.8) million in the prior fiscal year. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	5/31/2017	5/31/2016	% Change
Cash and Cash Equivalents/Investments$	$16.2	25.8	(37.4) %
Working Capital	11.2	22.2	(49.3) %
Other Long-term Liabilities	4.0	4.7	(14.4) %
Stockholders’ Equity	29.9	40.4	(25.8) %

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2017, that was paid on July 7, 2017.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, August 3, 2017, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q4-2017.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

National American University Holdings, Inc.	Page 5
August 2, 2017

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenue, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company expects to file on August 4, 2017, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com

National American University Holdings, Inc.	Page 6
August 2, 2017

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended May 31,		Year Ended May 31,
	2017	2016	2017	2016
REVENUE:
Academic revenue	$20,723	$21,316	$80,595	$88,697
Auxiliary revenue	1,133	1,452	4,832	6,306
Rental income — apartments	287	279	1,160	1,110

Total revenue	22,143	23,047	86,587	96,113

OPERATING EXPENSES:
Cost of educational services	7,063	6,713	27,657	26,093
Selling, general and administrative	14,411	16,731	61,639	72,211
Auxiliary expense	783	1,077	3,477	4,667
Loss on disposition of property	1,044	1	1,052	735

Total operating expenses	23,301	24,522	93,825	103,706

OPERATING LOSS	(1,158)	(1,475)	(7,238)	(7,593)

OTHER INCOME (EXPENSE):
Interest income	25	25	102	87
Interest expense	(211)	(216)	(850)	(870)
Other income — net	126	45	209	178

Total other expense	(60)	(146)	(539)	(605)

LOSS BEFORE INCOME TAXES	(1,218)	(1,621)	(7,777)	(8,198)

INCOME TAX BENEFIT (PROVISION)	296	660	1,550	2,894

NET LOSS	(922)	(961)	(6,227)	(5,304)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING	(9)	(9)	(48)	(44)
INTEREST

NET LOSS ATTRIBUTABLE TO NATIONAL AMERICAN
UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(931)	(970)	(6,275)	(5,348)

OTHER COMPREHENSIVE (LOSS) GAIN — Unrealized (losses) gains on investments, net of tax	0	2	(2)	(1)

COMPREHENSIVE LOSS ATTRIBUTABLE TO
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$(931)	$(968)	$(6,277)	$(5,349)

Basic net loss attributable to National	$(0.04)	$(0.04)	$(0.26)	$(0.22)
American University Holdings, Inc.
Diluted net loss attributable to National	$(0.04)	$(0.04)	one seems to be linked	$(0.22)
American University Holdings, Inc.
Basic weighted average shares outstanding	24,177,979	24,099,834	24,154,541	24,651,521
Diluted weighted average shares outstanding	24,177,979	24,099,834	24,154,541	24,651,521

National American University Holdings, Inc.	Page 7
August 2, 2017

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MAY 31, 2017 AND 2016
(In thousands, except share and per share amounts)

	May 31	May 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,974	$21,713
Available for sale investments	4,183	4,117
Student receivables — net of allowance of $1,195 and $723 at May 31, 2017
and May 31, 2016, respectively	2,895	3,011
Other receivables	458	375
Income taxes receivable	2,301	2,780
Prepaid and other current assets	1,649	2,078
Total current assets	23,460	34,074
Total property and equipment - net	31,318	31,273
OTHER ASSETS:
Condominium inventory	621	621
Land held for future development	229	312
Course development — net of accumulated amortization of $3,322 and $3,051 at
May 31, 2017 and May 31, 2016, respectively	1,111	817
Deferred income taxes	0	431
Other	853	998
Total other assets	2,8143,179	3,179
TOTAL	$57,592	$68,526

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$331	$285
Accounts payable	3,076	2,913
Dividends payable	1,094	1,090
Income taxes payable	113	110
Deferred income	1,691	1,649
Accrued and other liabilities	5,906	5,861
Total current liabilities	12,211	11,908
DEFERRED INCOME TAXES	194	0
OTHER LONG-TERM LIABILITIES	4,010	4,686
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	11,237	11,567
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,557,968 issued and
24,224,924 outstanding as of May 31, 2017; 28,472,129 issued and 24,140,972
outstanding as of May 31, 2016)	3	3
Additional paid-in capital	59,060	58,893
(Accumulated deficit) Retained earnings	(6,622)	4,012
Treasury stock, at cost (4,333,044 shares at May 31, 2017 and 4,331,157
shares at May 31, 2016)	(22,481)	(22,477)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available
for sale securities	(4)	(2)
Total National American University Holdings, Inc. stockholders' equity	29,956	40,429
Non-controlling interest	(16)	(64)
Total stockholders' equity	29,940	40,365
TOTAL	$57,592	$68,526

National American University Holdings, Inc.	Page 2
August 2, 2017

The following table provides a reconciliation of net loss attributable to the Company to EBITDA/LBITDA:

	Three Months Ended May 31,		Year Ended May 31,
	2017	2016	2017	2016
	(dollars in thousands)
Net Loss attributable to the Company	$(931)	$(970)	$(6,275)	$(5,348)
Income attributable to non-controlling interest	9	9	48	44
Interest Income	(25)	(25)	(102)	(87)
Interest Expense	211	216	850	870
Income Tax (Benefit) Provision	(296)	(660)	(1,550)	(2,894)
Depreciation and Amortization	1,229	1,354	5,086	5,596

EBITDA (LBITDA)	$197	$(76)	$(1,943)	$(1,819)

EBITDA/LBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA/LBITDA as a measure of operating performance. However, EBITDA/LBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA/LBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA/LBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA/LBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA/LBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA/LBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA/LBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.